Filed Pursuant to Rule 424(b)(3)

Registration No. 333-233107

PROSPECTUS

THE PECK COMPANY HOLDINGS, INC.

2,097,250 SHARES OF COMMON STOCK

This prospectus relates to the issuance by us of up to 2,097,250 shares of our common stock, $0.0001 par value per share (the “Common Stock”), issuable upon the exercise of 4,194,500 warrants that were issued as part of (i) 3,900,000 units in the Company’s initial public offering (“IPO”) (the “Public Warrants”), and (ii) 294,500 units in a private placement that occurred simultaneously with the Company’s IPO (the “Private Warrants” and with the “Public Warrants,” the “Warrants”). Each of the Warrants is exercisable for one-half of one share of our Common Stock at an exercise price of $5.75 per half share ($11.50 per whole share) and the Warrants may only be exercised for whole shares.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, and, as such, are allowed to provide more limited disclosures than an issuer that would not so qualify. This prospectus describes the general manner in which the shares may be offered and sold. If necessary, the specific manner in which the shares may be offered and sold will be described in a supplement to this prospectus.

While we will not receive any proceeds from the sale of the underlying shares of Common Stock by the holders of the Warrants, we may receive cash proceeds from the cash exercise of the Warrants.

Our Common Stock is traded on the Nasdaq Capital Market under the symbol “PECK.”

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 19, 2019.

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents incorporated by reference, or to which we have referred you. Neither we nor the selling stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to purchase, the Common Stock offered by this prospectus and any prospectus supplement in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

Neither the delivery of this prospectus nor any distribution of Common Stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

When used herein, unless the context requires otherwise, references to the “Company,” “we,” “our” and “us” refer to The Peck Company Holdings, Inc., a Delaware corporation.

ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which we may offer from time to time up to 2,097,250 shares of our Common Stock issuable upon the exercise of the Warrants. If necessary, the specific manner in which the shares may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

OUR COMPANY

This summary highlights information contained in the documents incorporated herein by reference. Before making an investment decision, you should read the entire prospectus, and our other filings with the Securities and Exchange Commission, or the SEC, including those filings incorporated herein by reference, carefully, including the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

We were originally formed on October 8, 2014 as a blank check company under the name Jensyn Acquisition Corp. for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, with one or more businesses or entities. On June 20, 2019, we completed a business combination (the “Business Combination”) in which we acquired Peck Electric Co. (“Peck Electric”). Following the Business Combination, we changed our name to The Peck Company Holdings, Inc.

We are the largest commercial solar engineering, procurement and construction (“EPC”) company in the Northeast and ranked 60th in the US by Solar Power World. We are guided by the mission to facilitate the reduction of carbon emissions through the expansion of clean, renewable energy and believe leveraging our core values to deploy resources toward profitable business is the only sustainable strategy to achieve these objectives.

We primarily provide EPC services to solar energy customers for projects ranging in size from several kilowatts for residential loads to multi-megawatt systems for large commercial and utility projects. To date, we have installed over 100MW of solar systems since inception and are focused on profitable growth opportunities.

Recently our growth has been derived by increasing our solar customer base starting in 2013 and by continuing to serve the needs of existing electrical and data customers. We have installed some of the largest commercial and utility-scale solar arrays in the state of Vermont. Our reliable union crews are expert constructors, and union access to an additional workforce makes us ready for rapid expansion to other states while maintaining control of operating costs.

We also make investments in solar development projects and currently own approximately three megawatts of operating solar arrays operating under long-term Power Purchase Agreements (“PPAs”). These long-term recurring revenue streams combined with our in-house development and construction capabilities make this asset class a strategic long-term investment opportunity for us.

We are a member of Renewable Energy Vermont, an organization that advocates for clean, practical and renewable solar energy.

Approximately 70% of our revenue is derived from solar business, approximately 30% of revenue is derived from electrical and data business and less than 1% of revenue is currently derived from recurring revenue of company-owned solar arrays.

Our address is 4050 Williston Road, #511, South Burlington, Vermont 0540 and our telephone number is (802) 658-3378. Our corporate website is: peckcompany.com. The content of our website shall not be deemed incorporated by reference in this prospectus.

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About This Offering

This prospectus relates to the issuance by us of up to 2,097,250 shares of our Common Stock issuable upon exercise of the Warrants. All of the shares, when sold, will be sold by the holders of the Warrants. The holders of the Warrants may sell their shares of Common Stock from time to time at prevailing market prices. While we will not receive any proceeds from the sale of the underlying shares of Common Stock by the holders of the Warrants, we may receive cash proceeds from the exercise of the Warrants.

Common Stock Offered:	Up to 2,097,250 shares of common stock.

Common Stock Outstanding at August 14, 2019:	5,474,695

Use of Proceeds:	While we will not receive any proceeds from the sale of the underlying shares of common stock by the holders of the Warrants, we may receive proceeds upon the cash exercise of the Warrants held by the selling stockholders, as the Warrants have an exercise price of $11.50 per share and are exercisable into 2,097,250 shares of our Common Stock.

Risk Factors:	An investment in the Common Stock offered under this prospectus is highly speculative and involves substantial risk. Please carefully consider the “Risk Factors” section and other information in this prospectus for a discussion of risks. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

Nasdaq Symbol:	PECK

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RISK FACTORS

An investment in our Common Stock involves significant risks. You should carefully consider the risk factors contained in any prospectus supplement and in our filings with the SEC, including our definitive proxy statement filed on June 3, 2019, as well as all of the information contained in this prospectus, any prospectus supplement and the documents incorporated by reference herein or therein, before you decide to invest in our Common Stock. Our business, prospects, financial condition and results of operations may be materially and adversely affected as a result of any of such risks. The value of our Common Stock could decline as a result of any of these risks. You could lose all or part of your investment in our Common Stock. Some of our statements in sections entitled “Risk Factors” are forward-looking statements. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, prospects, financial condition and results of operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents we incorporate by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, regarding our business, clinical trials, financial condition, expenditures, results of operations and prospects. Words such as “expects,” “anticipates,” “intends,” “plans,” “planned expenditures,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not deemed to represent an all-inclusive means of identifying forward-looking statements as denoted in this prospectus, any prospectus supplement and the documents we incorporate by reference. Additionally, statements concerning future matters are forward-looking statements.

Although forward-looking statements in this prospectus, any prospectus supplement and the documents we incorporate by reference reflect the good faith judgment of our management, such statements can only be based on facts and factors known by us as of such date. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, without limitation, those specifically addressed under the heading “Risk Factors” herein and in the documents we incorporate by reference, as well as those discussed elsewhere in this prospectus and any prospectus supplement. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus, any prospectus supplement or the respective documents incorporated by reference, as applicable. Except as required by law, we undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of such forward-looking statements. Readers are urged to carefully review and consider the various disclosures made throughout the entirety of this prospectus, any prospectus supplement and the documents incorporated by reference, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and prospects.

USE OF PROCEEDS

To the extent that we receive any proceeds upon the cash exercise of the Warrants held by the holders of the Warrants, we will use such proceeds for general working capital purposes.

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PLAN OF DISTRIBUTION

Pursuant to a warrant agreement, dated March 2, 2016, between Continental Stock Transfer & Trust Company, as warrant agent, and us, a Warrant holder may exercise its warrants only for a whole number of shares of common stock. The Warrants will expire five years after the date on which they first became exercisable, at 5:00 p.m., New York time, or earlier upon redemption or liquidation. You should review a copy of the warrant agreement, which is incorporated by reference to Exhibit 4.1 filed with the Company’s Current Report on Form 8-K filed with the SEC on March 11, 2016, for a complete description of the terms and conditions applicable to such warrants. Once the Warrants become exercisable, we may redeem the outstanding Warrants (except as described herein with respect to the Private warrants):

●	in whole and not in part;

●	at a price of $0.01 per Warrant;

●	upon a minimum of 30 days’ prior written notice of redemption; and

●	if, and only if, the last sale price of our Common Stock equals or exceeds $15.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

We are offering the shares of Common Stock underlying the Warrants upon the exercise of the Warrants by the holders thereof. The Warrants may be exercised upon the surrender of the certificate evidencing each Warrant on or prior to the expiration date at the offices of the warrant agent, Continental Stock Transfer & Trust Company, in the Borough of Manhattan, City and State of New York, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, duly executed, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised.

We will not redeem the Warrants unless an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the shares of Common Stock issuable upon exercise of the Warrants is effective and a current prospectus relating to those shares of Common Stock is available throughout the 30-day redemption period, except if the Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If we call the Warrants for redemption, our management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of the Warrants. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported closing price of the Common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.

None of the Private Warrants will be redeemable by us so long as they are held by the initial purchasers of the Private Warrants or any of their permitted transferees.

No fractional shares will be issued upon the exercise of the Warrants. If, upon the exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon the exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to such holder.

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LEGAL MATTERS

Sullivan & Worcester LLP, New York, New York, passed upon the validity of the shares of Common Stock that may be offered hereby.

EXPERTS

The consolidated financial statements of Jensyn Acquisition Corp. at December 31, 2018 and 2017, and for each of the two years in the periods ended December 31, 2018 and 2017, incorporated by reference in this prospectus have been audited by CohnReznick LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Peck Electric Co. at December 31, 2018 and 2017, and for each of the two years in the periods ended December 31, 2018 and 2017, incorporated by reference in this prospectus have been audited by McSoley McCoy & Co., independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting and information requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and as a result file periodic reports and other information with the SEC. These periodic reports and other information will be available for inspection and copying at the SEC’s public reference room and the website of the SEC referred to below. We also make available on our website under “SEC Filings,” free of charge, our proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file such materials with or furnish them to the SEC. Our website address is peckcompany.com. This reference to our website is an inactive textual reference only, and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to the Common Stock offered hereby.

We have filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the shares of our Common Stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials.

The SEC maintains a website that contains reports and other information about issuers, like us, who file electronically with the SEC. The address of that website is http://www.sec.gov. This reference to the SEC’s website is an inactive textual reference only, and is not a hyperlink.

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INCORPORATION OF DOCUMENTS BY REFERENCE

We are “incorporating by reference” certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

We have filed the following documents with the SEC. These documents are incorporated herein by reference as of their respective dates of filing:

(1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC on March 22, 2019;

(2) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, as filed with the SEC on May 9, 2019, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, as filed with the SEC on August 14, 2019;

(3) Our Current Reports on Form 8-K and 8-K/A, as applicable, as filed with the SEC on January 3, 2019, March 1, 2019, March 8, 2019, March 14, 2019, April 29, 2019, May 15, 2019, June 14, 2019, June 26, 2019, June 27, 2019 and August 1, 2019; and

(4) The description of our Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on March 1, 2016, including any amendments and reports filed for the purpose of updating such description.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the filing of the registration statement of which this prospectus forms a part and prior to its effectiveness and (2) until all of the Common Stock to which this prospectus relates has been sold or the offering is otherwise terminated, except in each case for information contained in any such filing where we indicate that such information is being furnished and is not to be considered “filed” under the Exchange Act, will be deemed to be incorporated by reference in this prospectus and any accompanying prospectus supplement and to be a part hereof from the date of filing of such documents.

We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus. To request a copy of any or all of these documents, you should write or telephone us at 4050 Williston Road, #511, South Burlington, Vermont 05403, Attention: Michael d’Amato, (646) 577-1222.

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THE PECK COMPANY HOLDINGS, INC.

PROSPECTUS

2,097,250 SHARES OF COMMON STOCK

August 19, 2019